Exhibit 4.15

General Inspectorate for Communications and Information Technology
Bucuresti, Str. Italiana nr. 22, sector 2, cod posta1: 020976
Cod fiscal:...................
Cont IBAN: ......................deschis la Trezoreria
Statului
Sucursala Sectorului 2 Bucuresti.
Telefon: +40-21-3032.999; Fax: +40-21-3032.937

The General Inspectorate for Communications and Information Technology;

having regard to art. 10 (2) and art.14 of the Emergency Ordinance no. 79 /2002 regarding the general regulatory framework in communications, approved with modifications and additions by Law 591/2002;

having regard to art. 12 (4) of Law 510/2004 regarding the reorganization of the General Inspectorate for Communications and Information Technology;

having regard to the provision of Order 273/2004 of the minister of communications and information technology approving the Licensing Procedure for the granting of the license to use radioelectric frequencies for the provision of 3G mobile communications networks and services;

having regard to the Minutes on the evaluation of the offers from participants to the bid for the granting of the license to use radioelectric frequencies to provide 3G mobile communications network and services, registered with DC-MCTI under no.1397/25.03.2005 certifying that SC MOBIFON S.A. is the winner of the aforementioned bid,

HAS ISSUED THIS LICENSE:

LICENSE

FOR THE USE OF RADIOELECTRIC FREQUENCIES TO PROVIDE 3G MOBILE
PUBLIC COMMUNICATIONS NETWORKS AND SERVICES
NO. MT-CEL 01/ 2005

Licensee: S.C. MobiFon SA

Registered address at 3 Avrig St., sector 2, Bucharest

Incorporated with Trade Registry Office under no.J40/9852/1996, single registration code 8971726, Hereinafter duly represented by Edward Murray Lattimore domiciled in 2, Herestrau St., sector 1, Bucharest, identification documents (ID) Passport no. BC 123782, issued by the Embassy of Canada at Bucharest date of issuance 12.09.2002.

is hereby authorized to exercise the right to use radio frequencies for the purpose of providing a 3 G public mobile communications network and 3G services, as follows:

I. Allocated frequency sub-bands and associated provisions:

        1. The Licensee is hereby granted the exclusive right to use the following radio frequency sub-bands allocated at national level:

A. Within the frequency bands 1920-1980/2110-2170 MHz for the FDD operation mode:

a) the frequency sub-band 2154,9-2169,7MHz for base station transmission, according to ERC /DEC Decision (99) 25 adopted and established in the National Table for Allocation of Frequency Bands (TNABF) and further approved by the MCTI Order no. 232/2003;

b) the frequency sub-band 1964,9 - 1979,7MHz for base station reception, according to ERC /DEC Decision (99) 25, adopted under the TNAFB and further approved by the ministry's Order no. 232/2003;

B. within the frequency band 1900-1920 MHz, for the TDD operation mode:

a) the frequency sub-band 1909,9-1914,9 MHz for base station transmission and reception, according to ERC /DEC Decision (99) 25 as adopted under the TNABF and further approved by the MCTI Order no. 232/2003.

2. The Licensee may install, operate, control and put at the disposal of third parties a public 3 G mobile communications network including the related infrastructure, for the provision of 3 G electronic communications services, under the terms and conditions regarding radio frequency usage and the obligations established in this License.

II. The terms and conditions for the use of radio frequencies and the Licensee's obligations:

11.1. Technical and operational conditions governing the use of the allocated frequency bands:

1. This right to use the allocated frequencies is for the following technology:

-CDMA Direct Spread (UMTS) -UTRA WCDMA for FDD;
-CDMA TDD (UMTS) - UTRA TD - CDMA for TDD.

2. The Licensee shall strictly comply with what is the essential requirement governing the use of the radio spectrum, that is the obligation to avoid harmful disturbances. The Licensee shall be presumed to have met the essential requirement specified herein to the extent the Licensee applies the relevant European IMT-200 harmonized standards.

3. The Licensee shall exercise its rights under this License in such a way as to ensure effective, rational and efficient use of the radio frequencies and to avoid harmful disturbances.

3.1. Minimum coverage requirements

3.1.1.The minimum coverage requirements, expressed in percentages of coverage are specified in Annex to this License.

3.1.2. The population coverage percentages shall be assessed based on the relevant data reported by the National Institute of Statistics.

        An area shall be deemed as covered by 3 G services in open space, if the simulated (calculated) average value of the electromagnetic field generated over one single traffic channel of 12.2 kbit/s at the periphery of the coverage area, at a height of 1.5 m above ground and at a probability of 50%, is as a minimum 38 dBµV/m. The calculation shall be assumed to refer to a voice transmission session with a data transmission speed of 12.2 kbit/s and a maximum base station transmission power of 2W per channel.

3.1.3. The list of towns and main roads to be covered by Licensee is included in the Annex to this license and may be modified with IGCTI's acceptance, subject to compliance with the minimum coverage percentages established in paragraph 3.1.1 above. The Licensee shall submit its proposed modifications to the said List at least one month in advance.

In monitoring the Licensee's performance under this license, IGCTI will also take into consideration any town or road as may be covered by the Licensee in addition of those specified in Annex.

3.2. Quality requirements:

a) network availability shall be mm. 98%;
b) transfer rates shall be those established by the UMTS;
c) Call-blocking rate in MobiFon network during peak traffic shall not exceed 5%.

The principles, rules and the service quality measuring procedures related to monitoring compliance with the established coverage and other relevant quality requirements shall be established by IGCTI by decision of the president, after consultation with the 3G operators and in conformity with the current international practice.

3.3. Assignation of frequencies for network supply - the identification features of the radio stations, the technical parameters defining the service zone associated with the assigned frequencies and the characteristics of the radio signals transmitted within the network - are established in the frequency assignation authorizations, which are an integral part of this License.

3.4. The Licensee shall comply with the technical and operational conditions governing the use of the frequencies as imposed by IGCTT, for the purpose of avoiding or eliminating harmful disturbances.

3.5. In the case of harmful disturbances caused by or attributable to the Licensee, IGCTI may impose the Licensee to take the necessary measures in order to eliminate such disturbances, the Licensee having the obligation to comply with these measures and, if the case, to bear the associated costs..

3.6. The Licensee shall abide by the conditions imposed by IGCTI, as arising from the international agreements signed by Romania regarding coordination of frequencies within the 1900-1980 MHz and the 2110- 2170 MHz frequency bands.

3.7. The Licensee shall notify IGCTI on the locations of the base stations, at least 30 days before the start-up of the execution works. IGCTI may request the Licensee to modify the location for reasons dealing with the electromagnetic compatibility. In the case of use of existing locations, the obligation to notify as specified herein is not applicable.

3.8. The Licensee shall notify IGCTI on the values of the technical parameters of the base stations (frequencies used, transmission power, antennas / equipment used etc.), at least two weeks before putting them into operation. IGCTI shall have 30 days to issue the frequency assignation authorizations. .

II.2. Obligations incumbent on the Licensee

1. The Licensee shall abide by the laws in force as applicable to the object of this License.

2. The licensee shall abide by the IGCTI's requirements as arising from the international agreements on the use of the radioelectric frequencies signed by Romania, applicable to the spectrum allocated under this License.

3. At border areas, the Licensee shall use the allocated frequencies / channels in coordination with the communications Authorities in the countries involved. To this end, the Licensee shall, on its expense, support IGCTI in ensuring a smooth coordination process.

4. Licensee shall pay IGCTI for the entire license validity term a fee for spectrum usage in accordance with the regulations in force. According to the provisions of the Bid Book issued by the Minister's Order 273/2004 regarding the 3G licensing procedure, the fee shall be charged on a yearly basis for each 5MHz pair or unpaired block used by the Licensee.

5. Licensee shall pay the spectrum release fee established under GD 1113/2002 regarding the award of the licenses to use radioelectric frequencies for the provision of 3G mobile communications networks, as further amended by GD 1165/2004, within the terms specified in the regulatory acts specified hereunder.

6. The Licensee shall allow access of the IGCTI's controllers specially designated for this purpose to any of the Licensee's locations housing electronic communication network equipment, devices and installations, to enable them to check compliance thereof with the terms and conditions of this License.

7. The network shall be put into operation no later than December 31 2006 , according to the terms established by Licensee in its offer.

III. License Validity Term : until March 31, 2020. The validity term specified hereunder may be extend by 10 years upon the Licensee's request sent at least 6 months before the expiry of the initial validity term, without additional costs on the Licensee and within the limits of the law.

IV. IGCTI may forbid for a limited period of time the partial or total use by the Licensee of a certain frequency band or frequency, upon the motivated request of the competent public authorities, should such restrictive measure be called for by matters of national security, public order or national defense.

V. Final provisions

1.  The provisions of this License shall be supplemented by the legal provisions governing electronic communications.

2.  The authorizations for radioelectric frequency assignation issued under this License are an integral part of this License.

3.  At Licensees' request, IGCTI may allocate additional radio spectrum for the purpose of providing the services herein, to the extent such spectrum resources are available and subject to the laws in force at the time of request.

4.  The amendment or the assignment of this License shall be subject to the laws in force.

5.  In the case of assignment of this License, the change in the destination of the frequencies covered by this License is forbidden.

6.  IGCTI may suspend or withdraw this License in any of the following cases:

a) revocation by ANRC of the general authorization issued to Licensee;

b) repeated breach by Licensee in the conditions or the obligations assumed by the Licensee under this License;

c) failure of Licensee to pay within 90 days from the due date the spectrum usage fee and of the interests on and the penalties for late payment thereof (if any);

d) change by Licensee in the destination of the frequencies allocated under this License;

e) violation by Licensee of the legal provisions in the field of electronic communications, where the violation causes serious harm to the public interest;

f) at Licensee's request.

7.  Non-compliance by Licensee with any of the technical and operational conditions and / or with the obligations of this License and its annexes, except for the obligations regarding coverage at the three distinct dates established in the Bid Book, including noncompliance with any other technical regulations applicable to this License, shall render the Licensee liable to the penalties specified in the applicable regulations in force.

8.  Non compliance by Licensee with the minimum coverage requirements in relation to the three distinct control dates established in the Bid Book issued pursuant to the minister's Order no. 273/2004 approving the 3 G licensing procedure or as stipulated in the Annex to the License, shall render the Licensee liable under of article 11 "Penalties" of the Bid Book.

9.  The methodology for calculating the penalties described above at article 8 shall be in accordance with the provisions of point 11 "Penalties" in the Bid Book issued pursuant to the minister's Order no. 273/2004 approving the 3 G licensing procedure. The aggregate penalties specified hereunder shall in no event exceed the amount of spectrum release fee established by the GD no. 1113/2002 as further amended by GD 1165/2004.

10.  This License does not supersede other statutory agreements or approvals required by the Romanian laws governing other fields than the electronic communications field, as the Licensee may need to obtain any time during the validity of this License in order to carry out its business in Romania.

President

Marius Catalin Marinescu

Date of issue: